                                   Exhibit 23

                          Consent of Deloitte & Touche

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements listed below and in the related prospectuses of Michaels Stores, Inc. of our report dated March 4, 1994 (May 11, 1994 as to Note 11) on the audit of the financial statements of Leewards Creative Crafts, Inc. (the "Company") as of and for the years ended January 30, 1994 and January 31, 1993, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Agreement and Plan of Merger whereby the Company will become a subsidiary of Michaels Stores, Inc.


FORM    REGISTRATION NO.       PERTAINING TO MICHAELS STORES, INC.
S-8         2-92412         Stock Investment Plan
S-8         2-97848         Key Employee Stock Compensation Program
S-8        33-18476         Key Employee Stock Compensation Program
S-8        33-11985         Employees 401(k) Plan
S-3        33-21299         Registration of 802,000 shares of Common Stock
S-3        33-9456          Post Effective Amendment No. 1 to the Registration
                              Statement on Form S-1 for the registration of
                              1,000,000 shares of Common Stock
S-8        33-26338         Key Employee Stock Compensation Program
S-8        33-21573         Moskatel's, Inc. 401(k) Plan
S-3        33-22532         Registration of 30,000 shares of Common Stock
S-3        33-40673         Registration of 1,240,000 shares of Common Stock
S-8        33-43039         Employee Stock Purchase Plan
S-8        33-54726         Key Employee Stock Compensation Program
S-3        33-52311         Registration of 280,000 shares of Common Stock
S-3        33-67804         1992 Nonstatutory Stock Option Plan

S-3        33-53883         Registration of 455,000 shares of Common Stock





Deloitte & Touche


Chicago, Illinois

July 14, 1994